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                                                                    EXHIBIT 10.4

                      SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of July 17, 2000, by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 3120 Lake Center Drive, Santa Ana, California 92704 and Bary G. Bailey ("Executive").

                                    RECITALS

         WHEREAS, the Company desires to employ Executive in the capacity of Executive Vice President, Chief Strategic Officer.

         WHEREAS, the Company and Executive are entering into this Agreement to establish the terms and conditions of the employment relationship.

         NOW, THEREFORE, in consideration of the following covenants, conditions and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:

1. EMPLOYMENT

         1.1 Executive's General Duties. The Company employs Executive and Executive serves the Company in the capacity of Executive Vice President, Chief Strategic Officer, having such usual and customary duties and authority as an officer of similar capacity in a corporation of comparable size, holdings, and business as that of the Company.

         Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall preside over such other areas of corporate activity as specified from time to time by the Board of Directors of the Company. During the term of this Agreement, Executive shall perform such additional or different duties, and accept the election or appointment to such other offices or positions as are mutually agreed upon by Executive and the Company.

         1.2 Devotion of Executive. During the term of this Agreement, Executive shall devote his entire productive time, ability, and attention to the business of the Company. Executive shall use Executive's best efforts, skills, and abilities to promote the general welfare and interests of the Company and to preserve, maintain, and foster the Company's business and business relationships with all persons and entities associated therewith, including, without limitation, employer groups, medical service providers, shareholders, affiliates, officers, employees, and banks and other financial institutions. The Company shall give Executive a reasonable opportunity to perform Executive's duties and shall neither expect Executive to devote more time, nor assign more duties or functions to Executive, than are customary and reasonable for a person in Executive's position.


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2. TERM AND TERMINATION

         2.1 Term. The term of Executive's employment under this Agreement shall commence on July 18, 2000, and shall continue thereafter unless Executive resigns or unless terminated as provided in Section 2.2. However, Executive shall be on an unpaid leave of absence commencing July 22, 2000, and continuing through Monday, July 31, 2000.

         2.2 Termination. This Agreement shall be terminated upon the occurrence of any one of the following events:

             a. The death of the Executive.

             b. Executive becomes incapacitated or disabled, which incapacity or disability prevents Executive from fully performing his duties to the Company for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of Executive's incapacity, decide in their reasonable judgments, that such incapacity will be of such continued duration as to prevent Executive from resuming the rendition of services to the Company for at least an additional six-month period. For purposes of this Agreement, Executive shall be deemed permanently disabled, and this Agreement terminated upon the date Executive receives written notice from the Company that such determination has been made.

             c. Executive habitually neglects his duties to the Company or engages in gross misconduct during the term of this Agreement. For the purposes of this Agreement, "gross misconduct" shall mean Executive's misappropriation of funds; securities fraud; insider trading; unauthorized possession of corporate property; the sale, distribution, possession or use of a controlled substance; or conviction of any criminal offense (whether or not such criminal offense is committed in connection with Executive's duties hereunder or in the course of his employment with the Company). In such event, Executive's termination shall be effective immediately upon receipt of written notice from the Company.

             d. Either party hereto may terminate this Agreement, with or without cause, upon 45 days prior written notice to the other party. Except for the circumstances described in Section 2.2(c) above, Executive's termination shall be effective 45 days after receipt of such written notice. Notwithstanding anything to the contrary in this Agreement, receipt of the written notice provided in this Section 2.2(d) shall deemed to have occurred two days from the date of the notice.


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3. COMPENSATION DURING THE TERM OF THIS AGREEMENT

         3.1 Base Salary. As long as Executive satisfactorily performs all of his obligations under this Agreement, the Company shall pay Executive an annual base salary, payable in equal installments on the Company's regular payroll dates. As of this date, Executive's annual base salary has been set at $500,000. On an annual basis, the Company shall review Executive's salary, but shall be under no obligation to increase Executive's salary. Executive authorizes the Company to take such deductions and withholdings from his salary as are required by law, directed by Executive, or as reasonably directed by the Company for its employees, which deductions shall include, without limitation, withholding for federal and state income taxes and social security.

         3.2 Benefits. Executive shall be entitled to fully participate in all of the employee benefit plans and programs available to other high-level executives of the Company, including, without limitation, health, dental, and life insurance benefits for Executive and Executive's dependents, pension and profit sharing programs, and vacation and sick leave benefits. However, the terms of this Agreement shall not restrict the Company's right to change, amend, modify, or terminate any existing benefit plan or program, or to change any insurance company or modify any insurance policy adopted incident to such existing benefit plan and program.

         3.3 Automobile Allowance. The Company shall provide Executive with a $850.00 (eight hundred and fifty dollars) per month automobile allowance. The Company shall furnish Executive with a cellular telephone. Executive shall provide and maintain automobile insurance for Executive's car including collision, comprehensive liability, personal and property damage, and uninsured and underinsured motorist coverage in amounts customarily obtained to cover such contingencies in the State of California. Executive shall provide proof of such coverage to the Company upon the Company's request.

         3.4 Reimbursement of Expenses. The Company shall pay for or reimburse Executive for all reasonable travel, entertainment, and other business expenses incurred or paid for by Executive in connection with the performance of his services under this Agreement. The Company shall not be obligated to make any such reimbursement unless Executive presents corresponding expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Company reserves the right to place subsequent limitations or restrictions on business expenses to be incurred or reimbursed.

         3.5 Annual Incentive Plan. Executive shall be entitled to participate fully in the Company's 1996 Management Incentive Compensation Plan, as amended (the "MICP"), and as may be further amended, modified, or replaced, from time to time, in accordance with the terms and conditions set forth herein and therein.

         3.6 Stock Option Plans. Executive shall be entitled to participate in the applicable Stock Option Plans for Officers and Key Employees of PacifiCare Health Systems, Inc., as amended, and as may be further amended modified or replaced, from time to time, in accordance with the terms and conditions set forth herein and therein.


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         3.7 Insurance. During the term of this Agreement, the Company shall insure Executive under its general liability insurance for all conduct committed in good faith while acting in the capacity of Executive Vice President, Chief Strategic Officer of the Company or in any other capacity to which Executive may be appointed or elected.

         3.8 Savings and Profit Sharing Plan. As part of the compensation for services rendered under this Agreement, Executive shall be entitled to participate in the Amended and Restated PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, and the trust agreement implemented pursuant thereto, adopted as of July 1999, as amended, and as may be further amended, modified, or replaced, from time to time in accordance with the terms and conditions set forth therein.

         3.9 Non-Qualified Deferred Compensation Plans. Executive shall be entitled to participate in any non-qualified deferred compensation plan established by the Company, including, without limitation, the Company's Statutory Restoration Plan, Deferred Compensation Plan, and such other plans as may be applicable, as such plans may be amended, modified or replaced, from time to time, in accordance with the terms set forth herein and therein.

         3.10 Initial Grant of Stock Options. Company shall grant Executive options to purchase 200,000 shares of the Company's common stock. The options shall be priced at the closing price on Executive's first day of employment under this Agreement. The options shall have a ten year (10 year) term, and vesting shall be 25% per year, commencing on the first anniversary of the grant date.

         3.11 Loan. Executive shall receive a loan in the amount of $540,000 (the "Loan"). Interest on the full amount of the Loan will be determined based on the Internal Revenue Service mandated rate. The entire principal amount of the Loan and any accrued interest will be forgiven in its entirety if Executive remains continuously employed with the Company through the third anniversary of the commencement of Executive's employment under this Agreement. If Executive terminates employment with the Company prior to the third anniversary of the commencement of his employment, then except as otherwise provided herein, Executive shall be responsible for repaying the Loan or a portion thereof on the following basis:

             a. If Executive's employment with the Company terminates prior to the first anniversary of the commencement of his employment under this Agreement, Executive will be required to repay the full amount of the Loan plus accrued interest at the applicable rate.

             b. If Executive remains continuously employed through the first anniversary of the commencement of his employment under this Agreement, then one-third (1/3) of the principal amount of the Loan plus accrued interest thereon will be forgiven by the Company on that date. If Executive's employment with the Company terminates after the first anniversary, but prior to the second anniversary, Executive will be required to repay two-thirds (2/3) of the principal amount of the Loan plus accrued interest thereon at the applicable rate on the amount to be repaid.


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             c. If Executive remains continuously employed through the second anniversary of the commencement of his employment under this Agreement, then two-thirds (2/3) of the principal amount of the Loan plus accrued interest thereon will be forgiven by the Company on that date. If Executive's employment with the Company terminates after the second anniversary but prior to the third anniversary, Executive will be required to repay one-third (1/3) of the principal amount of the Loan plus accrued interest thereon at the applicable rate on the amount to be repaid.

             d. If Executive remains continuously employed through the third anniversary of the commencement of his employment under this Agreement, then the entire principal amount of the Loan plus accrued interest thereon will be forgiven by the Company on that date.

             e. Executive shall be responsible for any taxes incurred by him resulting from the forgiveness of any portion of the Loan or accrued interest.

4. COMPENSATION FOLLOWING TERMINATION

         4.1 Death. In the event that this Agreement is terminated by reason of Executive's death, Executive's estate or legal representative shall be entitled to receive the following:

             a. Payment of benefits under the life insurance policy purchased by the Company on Executive's behalf, if any;

             b. Payments of benefits under the MICP set forth in Section 3.5 in accordance with the terms of the MICP plan document;

             c. Payment of any other bonus amounts or benefits to which Executive may be entitled under any of the Company's benefit plans; and

             d. Executive's legal representative shall be permitted to exercise any vested and unexercised options granted under the 1996 Stock Option Plan and any other existing stock option plans of the Company (collectively, the "Stock Option Plans") in accordance with their terms for a period of one year following Executive's death.

         4.2 Disability. In the event that Executive is terminated because of incapacity or disability, the Company shall provide Executive with the following:

             a. Payment of benefits under the disability insurance policy maintained by the Company on Executive's behalf, if any;

             b. Payment of benefits under the MICP set forth in Section 3.5 in accordance with the terms of the MICP plan document;


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             c. The right to exercise any vested and unexercised options under the Stock Option Plans in accordance with the terms stated therein;

             d. Payment of the automobile allowance as provided under Section
         3.3 for a period of 18 months following the effective date of such termination; and

             e. Payment of any other bonus amounts or benefits to which Executive may be entitled under any of the Company's benefit plans.

         4.3 Neglect, Misconduct or Voluntary Termination. In the event this Agreement is terminated because of Executive's habitual neglect or gross misconduct pursuant to Section 2.2(c) or because of Executive's voluntary termination, the Company shall be relieved from any and all further or future obligations to compensate Executive; provided, however, that Executive shall be able to exercise any vested and unexercised awards under the Stock Option Plans in accordance with the terms set forth therein.

         4.4 Discharge. In the event that the Company terminates Executive under circumstances other than a Change-of-Control (as defined herein) and for any reason other than Executive's incapacity or disability or neglect/misconduct as described in Sections 2.2(b) and 2.2(c), respectively, or voluntary termination then Executive shall be entitled to the following compensation:

             a. An amount equal to two times of Executive's then current annual salary under Section 3.1;

             b. An amount equal to two times Executive's average MICP bonus. If Executive has been employed by the Company for more than one, but less than two years, then the MICP bonus severance payment shall equal the average of the Executive's MICP award for the prior year and the target for Executive for the current year. If Executive has been employed by the Company for less than one year, Executive will not receive any bonus severance payment;

             c. The right to exercise any vested and unexercised options under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;

             d. Continuation of Executive' and his/her dependents' medical, dental and vision benefits for a period of 24 months following the effective date of such termination;

             e. An amount equal to 24 months of Executive's automobile allowance;

             f. Any other bonus amounts or benefits to which the Executive may be entitled under any of the Company's benefit plans;


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             g. The Company shall provide to Executive outplacement services to
         Executive to assist Executive in securing a position comparable to the one from which Executive was terminated. The Company shall be obligated to provide those outplacement services which are customarily provided by companies of similar size and holdings as those of the Company to executives with comparable responsibility and longevity as Executive and for reasonable cost as approved by the Company. The Company's provision of such outplacement services shall not limit, restrict, or reduce, in any manner, any and all other compensation to which Executive is entitled hereunder;

             h. Executive shall receive, or have paid, the amounts of severance compensation provided in clauses (a), (b), (d) and (e) above in equal installments over a period of 24 months. Payments will be made either in biweekly installments on the Company's regular paydays or as currently being paid to Executive;

             i. Notwithstanding the foregoing, in the event Executive engages in employment, whether as an employee, consultant or contractor with a competitor of the Company during the 24 month period in which Executive's salary continues pursuant to this Section 4.4, the severance compensation available to Executive under this Section 4.4 shall be reduced by the amount of any and all gross earnings Executive earns while engaged in employment with any such competitor or competitors. For the purposes of this Section 4.4, a "competitor of the Company" shall include, without limitation, managed care organizations, including a health maintenance organization, competitive medical plan, preferred provider organization, provider sponsored organization ("PSO"), or health or life insurance company which owns a managed care organization, plan or program. Executive agrees to provide immediate notice to Company upon receipt of any gross earnings received by Executive from a competitor of Company. Quarterly, Executive shall provide the Company a certificate certifying as to his/her employment status and if employed, the name and business of his/her current employer;

             j. If Executive is rehired by Company, payments of severance compensation provided for in this Section 4.4 shall cease; and

             k. If Executive dies while receiving the salary continuation benefit as provided in this Section 4.4, Executive's estate will receive a lump sum payment of the remaining salary continuation benefit.

5. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT AS A RESULT OF A CHANGE OF CONTROL

         5.1 Termination of Employment or Resignation for Good Cause

             a. Executive's Rights. In the event that, during the term of this Agreement, the Company undergoes a Change of Control, (as that term is defined below) and if within 24 months after the consummation of such change either (1) Executive is involuntarily


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         terminated, except as provided in Section 5.1(b), or (2) Executive voluntarily terminates his employment for "good cause" as defined in
         Section 5.1(d), then Executive shall be entitled to the following compensation:

                1. A lump sum payment consisting of: (i) an amount equal to three times Executive's then annual salary; (ii) an amount equal to three times Executive's average MICP bonus award for the last two years; (iii) a prorated bonus based on target opportunity for the year in which the Change-of-Control occurs; (iv) an amount equal to the equivalent of the cost of 36 months of COBRA benefits; and (v) an amount equal to 36 months of Executive's automobile allowance. If Executive has been employed for more than one, but less than two years, then the amount attributable to the MICP bonus portion set forth in clause (ii) above shall equal the average of Executive's MICP bonus for the prior year and the target for Executive for the current year. If Executive has been employed for less than one year, Executive shall receive an amount equal to three times target bonus for the current year.

                2. The right to exercise any and all unexercised stock options granted under the Stock Option Plans in accordance with their terms, as if all such unexercised stock options were fully vested, within one year of the effective date of such termination;

                3. A payment to executive to compensate for any excise penalty or other associated taxes resulting from severance payments exceeding the cap imposed by Internal Revenue Code Section 280(G);

                4. The Company shall provide to Executive the outplacement services described in Section 4.4(g);

                5. Any other bonus amounts or benefits to which Executive may be entitled under any of the Company's benefit plans.

             b. Limitation of Benefits. In the event that Executive is terminated within 24 months after a Change of Control of the Company, and such termination results from either Executive's death, incapacity or disability or habitual neglect or gross misconduct, then, notwithstanding anything in this Section 5 to the contrary, Executive shall receive only that compensation, if any, to which he is entitled to under Sections 4.1, 4.2 and 4.3, respectively.

             c. Change of Control. As used in this Section 5, the term "Change of Control" means and refers to:

                1. any merger, consolidation, or sale of the Company such that any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires


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             beneficial ownership, within the meaning of Rule 13d-3 of the
             Exchange Act, of 20 percent or more of the voting common stock of the Company;

                2. any transaction in which the Company sells substantially all of its material assets;

                3. a dissolution or liquidation of the Company;

                4. the Company becomes a non-publicly held company; or

                5. any change in the composition of the Company's Board of
             Directors during an 18-month period such that the individuals who at the beginning of such 18-month period were directors of the Company shall cease for any reason (other than death, disability or retirement) to constitute a majority of the Board of Directors of the Company.

             d. Good Cause. As used in this Agreement "good cause" for Executive to terminate his employment shall be deemed to exist if Executive voluntarily terminates employment within 24 months of a Change of Control for any of the following reasons:

                1. Without Executive's express prior written consent, Executive is assigned duties materially inconsistent with Executive's position, duties, responsibilities, or status with the Company which substantially varies from that which existed immediately prior to such change of ownership or control;

                2. Without Executive's express prior written consent, Executive experiences a change in his reporting level, titles, or business location (or more than 50 miles from his current business location or residence whichever is closer to the new business location) which substantially varies from that which existed immediately prior to the Change of Control; except that if Executive is not located at the Company's corporate headquarters in California, a relocation to the Company's corporate headquarters in California shall not be deemed a substantial variation, unless Executive's reporting level or title is also substantially varied.

                3. Without Executive's express prior written consent, Executive is removed from any position held immediately prior to the change of ownership or control, or if Executive fails to obtain reelection to any position held immediately prior to the change of ownership or control, which removal or failure to reelect is not directly related to Executive's incapacity or disability, habitual neglect, gross misconduct or death;

                4. Without Executive's express prior written consent, Executive experiences a reduction in salary of more than 10 percent below that which existed immediately prior to the change of ownership or control.


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                5. Without Executive's express prior written consent, Executive experiences an elimination or reduction of any employee benefit, business expense reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to Executive immediately prior to the Change of Control and such change is not otherwise applied to others in the Company with Executive's position or title;

                6. The Company fails to obtain from any successor, before the succession takes place, a written commitment obligating the successor to perform this Agreement in accordance with all of its terms and conditions; or

                7. The Company or any successor thereto purports to terminate
             Executive pursuant to Section 4.4 without first giving Executive prior written notice thereof that specifies the facts and circumstances, in reasonable detail, serving as the basis for Executive's termination.

         5.2 Resignation for Other Than Good Cause After a Change of Control. In the event that the Company undergoes a Change-of-Control and Executive remains with the Company for 12 months following the effective date of the Change-of-Control, Executive will be given a 30-day "window period" in which to elect to voluntarily terminate Executive's employment for reasons other than good cause. Should Executive choose to terminate Executive's employment within the 30-day "window period," then Executive shall be entitled to the following compensation:

             a. One-half the lump sum payment referred to in Section 5.1(a)(1).

             b. The right to exercise all vested and unexercised stock options granted under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination.

             c. Outplacement services as defined in Section 4.4(g).

6. NOTICES

         All notices or other communications required or permitted to be made hereunder shall be given in writing and sent by either personal delivery, overnight delivery, or United States registered or certified mail, return receipt requested, all of which shall be properly addressed with postal or delivery charges prepaid, to the parties at their respective addresses set forth below, or to such other addresses as either party may designate to the other in accordance with this Section 5:

         If to the Company:  PacifiCare Health Systems, Inc.
                             3120 Lake Center Drive
                             Santa Ana, California 92704
                             Attn: President and
                             Chief Executive Officer

         If to Executive:    Bary G. Bailey
                             P.O. Box 7271
                             Rancho Santa Fe, California  92067


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All notices sent by personal delivery shall be deemed given when actually received. All notices sent by overnight delivery shall be deemed received on the next business day. All other notices sent via United States mail shall be deemed received no later than two business days after mailing. Any notice given by any method not expressly authorized herein, shall nevertheless be effective if actually received, and shall be deemed given upon actual receipt.

7. GENERAL PROVISIONS

         7.1 Severance Agreement. Any payments of compensation made pursuant to Sections 4 and 5 are contingent on Executive executing the Company's standard severance agreement, including a general release of the Company, its owners, partners, stockholders, directors, officers, employees, independent contractors, agents, attorneys, representatives, predecessors, successors and assigns, parents, subsidiaries, affiliated entities and related entities.

         7.2 Assignability. This Agreement shall inure to the benefit of, and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive and shall inure to the benefit of, and be binding upon the Company and its successors and assigns. Executive shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations, or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided, however, that nothing contained herein shall prevent Executive from designating beneficiaries for insurance, death or retirement benefits.

         7.3 Entire Agreement. This Agreement is a fully integrated document and contains any and all promises, covenants, and agreements between the parties hereto with respect to Executive's employment. This Agreement supersedes any and all other, prior or contemporaneous, discussions, negotiations, representations, warranties, covenants, conditions, and agreements, whether written or oral, between the parties hereto. Except as expressed herein, the parties have not exchanged any other representations, warranties, inducements, promises, or agreements respecting Executive's employment with the Company.


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         7.4 Severability. In the event any one or more of the provisions of this Agreement shall be rendered by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement which shall remain in full force and effect and enforced accordingly, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

         7.5 Amendment. This Agreement shall not be changed, amended, or modified, nor shall any performance or condition hereunder be waived, in whole or in part, except by written instrument signed by the party against whom enforcement or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition of this Agreement.

         7.6 Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



The Company:                                PACIFICARE HEALTH SYSTEMS, INC.,
                                            a Delaware corporation

                                            /s/ ROBERT W. O'LEARY
                                            -----------------------------------
                                            By:    Robert W. O'Leary
                                            Title: President and
                                                   Chief Executive Officer


Executive:                                  /s/ BARY G. BAILEY
                                            ------------------------------------
                                            Bary G. Bailey


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